Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia Reports Fourth Quarter and Full Year 2009 Results

ST. LOUIS–January 27, 2010

Fourth Quarter Highlights
•	Net sales increased 10% to $470 million from $429 million over the same period last year
•	Basic and diluted earnings per share from continuing operations of $.06; Adjusted earnings per share of $.43
•	Adjusted EBITDA increased 60% to $115 million from $72 million over the same period last year

Full Year Highlights
•	Net sales decreased 21% to $1,667 million from $2,110 million in 2008
•	Basic and diluted earnings per share from continuing operations of $.53; Adjusted earnings per share of $1.15
•	Adjusted EBITDA decreased 2% to $386 million from $392 million in 2008; however exceeded the high-end of guidance of $365 million
•	Strong cash flow generation and liquidity; exceeded expectations - cash provided by continuing operations less capital expenditures of $155 million and year-end liquidity of $363 million

Note: See reconciliation tables below for adjustments made to GAAP financial measures and discussion of items affecting results.

“We ended the year strong, with revenue in the fourth quarter improving to the highest quarterly level of 2009, as end-market demand recovery more than offset the historic seasonality of our businesses,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “The alignment of our growth strategy, our cost structure, and our strong incremental margins across the portfolio allowed us to respond to market needs and demonstrate the sustainability of our recent robust level of earnings.  Adjusted EBITDA in the quarter approached the record 2009 third quarter and gave us clear momentum as we entered the new year.”

Fourth Quarter 2009: Consolidated Results from Continuing Operations

Solutia Inc. (NYSE: SOA) today reported income from continuing operations attributable to Solutia of $7 million for the fourth quarter 2009 compared to a loss of $19 million for the same period in 2008.  These results were impacted by certain events affecting comparability (detailed below) totaling a net loss of $45 million in 2009 and $28 million in 2008.  As described further in the table below, the 2009 events were primarily related to the write-off of unamortized debt issuance costs associated with the fourth quarter $300 million term loan pay-down and restructuring charges related to ongoing cost reduction activities. After adjusting for these items, income from continuing operations attributable to Solutia was $52 million in the fourth quarter of 2009 or an increase of $43 million as compared to the fourth quarter of 2008.  This significant year over year underlying earnings improvement was primarily due to higher sales volumes and lower costs.

Consolidated EBITDA for the fourth quarter increased to $96 million from $36 million for the same period in 2008.  After taking into consideration adjustments in both periods (as detailed below in the consolidated and segment sales, EBITDA and Adjusted EBITDA table), Adjusted EBITDA increased to $115 million from $72 million.

Segment Data

In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Saflex® Segment

Saflex’s fourth quarter 2009 net sales were $215 million, up $27 million or 14% from the same period of 2008.  Adjusted EBITDA increased $16 million to $49 million for the fourth quarter of 2009 compared to the prior year period.  This increase was primarily due to higher sales volumes and lower raw material and manufacturing costs, partially offset by lower average selling prices.  Adjusted EBITDA margins expanded to 23 percent in the fourth quarter of 2009 as compared to 18 percent in the same period in 2008.  Sales increased $33 million or 18 percent and Adjusted EBITDA increased $2 million or 4 percent compared to the third quarter in 2009.  The sequential earnings improvement was primarily due to higher sales volumes, partially offset by increased manufacturing and raw materials costs.  Higher manufacturing costs in the quarter were primarily driven by lower manufacturing utilization rates as the company continued its focus on reducing inventory levels.

 CPFilms® Segment

CPFilms’ fourth quarter 2009 net sales were $44 million, up $4 million or 10 percent from the same period in 2008.  Adjusted EBITDA increased to $5 million for the fourth quarter of 2009 compared to $2 million in the same period in 2008, primarily due to reduced SG&A expense and lower raw materials costs, partially offset by higher manufacturing costs.  Adjusted EBITDA margins were at 11 percent for the fourth quarter of 2009 compared to 5 percent in the same period in 2008.  Sales decreased $9 million or 17 percent and Adjusted EBITDA decreased $7 million or 58 percent compared to the third quarter in 2009.  This sequential earnings decline was primarily due to seasonality in window film sales.

Technical Specialties Segment

Technical Specialties’ fourth quarter 2009 net sales were $208 million, up $14 million or 7 percent compared to the same period in 2008.  Adjusted EBITDA increased to $71 million for the fourth quarter of 2009 compared to $43 million in the prior year period primarily due to higher sales volumes, lower raw material costs and improved manufacturing utilization rates, partially offset by lower average selling prices.  Adjusted EBITDA margins expanded to 34 percent in the fourth quarter of 2009 from 22 percent in the prior year period.  Sales decreased $1 million and Adjusted EBITDA decreased $1 million or 1 percent compared to the third quarter in 2009.  This sequential earnings decline was primarily due to lower sales volumes and higher SG&A expenses, partially offset by lower raw material costs, higher average selling prices and improved manufacturing utilization rates.

Unallocated and Other

      Unallocated and other expenses increased $4 million to $10 million compared to the fourth quarter 2008, primarily attributable to lower year over year currency gains.

Leverage and Liquidity

For the fourth quarter of 2009, the Company reduced net debt by $38 million to $1,049 million and ended the year with liquidity of $363 million.   Cash provided by continuing operations before reorganization activities less capital expenditures for the 12 months ended December 2009 was $155 million compared to $40 million for the same period in 2008.  The $115 million year over year improvement in cash flow was primarily attributed to lower interest payments, lower capital expenditures and lower working capital levels, partially offset by higher restructuring payments and increased contributions to the domestic pension plan.

“Given continued strong cash generation of the company in the fourth quarter, we took the opportunity to make a voluntary contribution of $39 million into our U.S. pension plans in December 2009,” said James M. Sullivan, executive vice president and chief financial officer.  “This voluntary contribution in 2009 will reduce mandatory U.S. pension contributions in 2010 by a similar amount.”

Full-Year 2009: Consolidated Results from Continuing Operations

Net sales for the full year 2009 were $1,667 million, a decrease of 21% as compared to 2008.  Income from continuing operations attributed to Solutia was $56 million in 2009 compared to $1,230 million in 2008.  These results were impacted by certain events affecting comparability (detailed below) totaling an after-tax loss of $67 million in 2009 and an after-tax gain of $1,154 million in 2008.  After consideration of these items in both periods, income was up $47 million, from $76 million in 2008 to $123 million in 2009.  Adjusted EBITDA totaled $386 million in 2009 versus $392 million in 2008. Despite lower sales, Adjusted EBITDA margins increased to 23% in 2009 compared to 19% in 2008, as lower manufacturing costs, SG&A expenses and lower raw material costs more than offset the reduction in sales volumes from a weakened demand environment.

“In 2009, Solutia delivered exceptional financial results in very uncertain economic times.  We improved our cost structure, established an industry-leading margin profile, and significantly strengthened our balance sheet,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “Through the perseverance, resiliency and unfaltering commitment of our people, we thrived during a very difficult time.”

Outlook

As global markets begin to emerge from the economic recession, Solutia's strategy is to utilize its broad geographic revenue base and its exposure to diverse end use markets to drive top line growth. As revenues strengthen, the company will leverage its improved cost structure and high incremental margins to maintain an industry-leading margin profile.  As a result, Solutia is targeting revenue growth of 5 percent to 10 percent in 2010 with Adjusted EBITDA in the range of $415 million to $455 million.  Further, the company expects to generate cash from continuing operations less capital spending in 2010 in the range of $100 million to $150 million.

“I am confident Solutia is well-positioned for growth in 2010.  We expect to maintain market leadership in our core businesses and strengthen our company by prudently pursuing both internal and external growth opportunities,” added Quinn.

Fourth Quarter Conference Call

The company will hold a conference call at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, January 28, 2010, during which Solutia executives will elaborate upon the company’s fourth quarter 2009 financial results.

A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-680-0892 (U.S.) or 617-213-4858 (International), and the pass code is 77396479.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=P4BDNYTKG.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 76122485.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2010 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Our current operating premises are that automotive markets will grow globally in 2010 with the most significant growth in China and other emerging markets.  Growth in U.S. and Western Europe will be modest.  We do not premise growth in architectural outside China.  Traditional domestic and European markets will remain at 2009 levels.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor	Successor
	Three Months Ended December 31,	Three Months Ended December 31,
	2009	2008
Net Sales	$470	$429
Cost of goods sold	339	345
Gross Profit	131	84
Selling, general and administrative expenses	70	79
Research, development and other operating expenses, net	(4)	5
Operating Income	65	--
Equity earnings from affiliates	--	--
Interest expense	(61)	(34)
Other income, net	3	11
Loss on debt modification	--	--
Reorganization items, net	--	--
Income (Loss) from Continuing Operations Before Income Tax Expense	7	(23)
Income tax benefit	(1)	(4)
Income (Loss) from Continuing Operations	8	(19)
Loss from Discontinued Operations, net of tax	--	(596)
Net Income (Loss)	8	(615)
Net Income attributable to noncontrolling interest	1	--
Net Income (Loss) attributable to Solutia	$7	$(615)

Basic and Diluted Income (Loss) per Share attributable to Solutia:
Income (Loss) from Continuing Operations attributable to Solutia	$0.06	$(0.20)
Loss from Discontinued Operations	0.00	(6.40)
Net Income (Loss) attributable to Solutia	$0.06	$(6.60)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor	Successor	Predecessor	Predecessor
	Twelve Months Ended December 31,	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2009	2008	2008	2007
Net Sales	$1,667	$1,775	$335	$1,643
Cost of goods sold	1,197	1,408	241	1,260
Gross Profit	470	367	94	383
Selling, general and administrative expenses	227	243	42	218
Research, development and other operating expenses, net	10	9	3	24
Operating Income	233	115	49	141
Equity earnings from affiliates	--	--	--	12
Interest expense (a)	(159)	(141)	(21)	(134)
Other income, net	--	24	3	34
Loss on debt modification	--	--	--	(7)
Reorganization items, net	--	--	1,433	(298)
Income (Loss) from Continuing Operations Before Income Tax Expense	74	(2)	1,464	(252)
Income tax expense	14	13	214	17
Income (Loss) from Continuing Operations	60	(15)	1,250	(269)
Income (Loss) from Discontinued Operations, net of tax	(169)	(648)	204	64
Net Income (Loss)	(109)	(663)	1,454	(205)
Net Income attributable to noncontrolling interest	4	5	--	3
Net Income (Loss) attributable to Solutia	$(113)	$(668)	$1,454	$(208)

Basic and Diluted Income (Loss) per Share attributable to Solutia:
Income (Loss) from Continuing Operations attributable to Solutia	$0.53	$(0.27)	$11.96	$(2.60)
Income (Loss) from Discontinued Operations	(1.59)	(8.67)	1.95	0.61
Net Income (Loss) attributable to Solutia	$(1.06)	$(8.94)	$13.91	$(1.99)

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008 and $32 in year ended December 31, 2007.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor	Successor
	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$243	$32
Trade receivables, net of allowances of $2 in 2009 and $0 in 2008	268	227
Miscellaneous receivables	82	110
Inventories	257	341
Prepaid expenses and other assets	40	85
Assets of discontinued operations	10	490
Total Current Assets	900	1,285
Property, Plant and Equipment, net of accumulated depreciation of $128 in 2009 and $56 in 2008	919	952
Goodwill	511	511
Identified Intangible Assets, net	803	823
Other Assets	136	163
Total Assets	$3,269	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$169	$170
Accrued liabilities	206	259
Short-term debt, including current portion of long-term debt	28	37
Liabilities of discontinued operations	50	302
Total Current Liabilities	453	768
Long-Term Debt	1,264	1,359
Postretirement Liabilities	411	465
Environmental Remediation Liabilities	260	279
Deferred Tax Liabilities	182	202
Other Liabilities	99	132

Commitments and Contingencies

Shareholders’ Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 121,869,293 and 94,392,772 shares issued in 2009 and 2008, respectively)	1	1
Additional contributed capital	1,612	1,474
Treasury shares, at cost (430,203 and 77,132 in 2009 and 2008, respectively)	(2)	--
Accumulated other comprehensive loss	(237)	(286)
Accumulated deficit	(781)	(668)
Total Shareholders’ Equity attributable to Solutia	593	521
Equity attributable to noncontrolling interest	7	8
Total Shareholders’ Equity	600	529
Total Liabilities and Shareholders’ Equity	$3,269	$3,734

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Successor	Successor	Predecessor
	Twelve Months Ended December 31,	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2009	2008	2008	2007
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(109)	$(663)	$1,454	$(205)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Net income attributable to noncontrolling interest	(4)	(5)	--	(3)
(Income) Loss from discontinued operations, net of tax	169	648	(204)	(64)
Depreciation and amortization	107	89	11	59
Revaluation of assets and liabilities, net of tax	--	--	(1,383)	--
Discharge of claims and liabilities, net of tax	--	--	100	--
Other reorganization items, net	--	--	52	298
Pension obligation related expense less than contributions	(72)	(39)	(18)	(143)
Other postretirement benefit obligation related expense less than contributions	(12)	(13)	(6)	(39)
Deferred income taxes	1	(21)	5	(13)
Amortization of debt issuance costs	20	15	--	3
Equity earnings from affiliates	--	--	--	(12)
(Gain) Loss on sale of other assets	2	(8)	--	--
Other (gains) charges including restructuring expenses	68	97	(2)	35
Other, net	2	--	--	--
Changes in assets and liabilities, net of acquisitions and divestitures:
Income taxes payable	(7)	(7)	5	14
Trade receivables	(43)	91	(24)	(34)
Inventories	80	(7)	(34)	(5)
Accounts payable	14	(31)	31	12
Restricted cash to fund payment of legacy liabilities	28	18	--	--
Environmental remediation liabilities	(18)	(18)	(1)	--
Other assets and liabilities	(27)	9	(2)	59
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	199	155	(16)	(38)
Reorganization Activities:
Establishment of VEBA retiree trust	--	--	(175)	--
Establishment of restricted cash for environmental remediation and other legacy payments	--	--	(46)	--
Payment for allowed secured and administrative claims	--	--	(79)	--
Professional service fees	--	(31)	(31)	(72)
Other reorganization and emergence related payments	--	(1)	(17)	(8)
Cash Used in Reorganization Activities	--	(32)	(348)	(80)
Cash Provided by (Used in) Operations—Continuing Operations	199	123	(364)	(118)
Cash Provided by (Used in) Operations—Discontinued Operations	52	(104)	(48)	67
Cash Provided by (Used in) Operations	251	19	(412)	(51)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(44)	(84)	(15)	(99)
Acquisition and investment payments	(2)	(4)	--	(131)
Restricted cash	9	--	--	4
Investment proceeds and property disposals	9	53	--	8
Cash Used in Investing Activities—Continuing Operations	(28)	(35)	(15)	(218)
Cash Provided by (Used in) Investing Activities—Discontinued Operations	7	(37)	(14)	13
Cash Used in Investing Activities	(21)	(72)	(29)	(205)

FINANCING ACTIVITIES:
Net change in lines of credit	(14)	25	--	14
Proceeds from long-term debt obligations	470	--	1,600	75
Net change in long-term revolving credit facilities	(181)	(5)	190	(61)
Proceeds from stock issuance	119	422	250	--
Proceeds from short-term debt obligations	22	--	--	325
Payment of short-term debt obligations	(17)	--	(966)	(53)
Payment of long-term debt obligations	(386)	(437)	(366)	(4)
Payment of debt obligations subject to compromise	--	--	(221)	--
Debt issuance costs	(25)	(1)	(136)	(11)
Purchase of treasury shares	(2)	--	--	--
Other, net	(5)	(2)	--	(6)
Cash Provided by (Used in) Financing Activities	(19)	2	351	279

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	211	(51)	(90)	23

CASH AND CASH EQUIVALENTS:
Beginning of year	32	83	173	150
End of year	$243	$32	$83	$173

The tables below are provided to assist the reader with comparability between the three and twelve months ended December 31,  2009 and comparable periods in 2008 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended December 2009 and 2008

	Three Months Ended December 31
From Continuing Operations (in millions)	2009	Adjust- ments(3)	2009 As Adjusted	2008	Adjust- ments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$215		$215	$188		$188	14%
CPFilms	44		44	40		40	10%
Technical Specialties	208		208	194		194	7%
Unallocated and Other	3		3	7		7	-57%
Total	$470		$470	$429		$429	10%

EBITDA(1)
Saflex	$46	$3	$49	$23	$10	$33	48%
CPFilms	2	3	5	(1)	3	2	150%
Technical Specialties	71	-	71	27	16	43	65%
Unallocated and Other	(23)	13	(10)	(13)	7	(6)	-67%
Total	$96	$19	$115	$36	$36	$72	60%

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) twelve months ended December 2009 and 2008

	Twelve Months Ended December 31
From Continuing Operations (in millions)	2009	Adjust- ments(3)	2009 As Adjusted	2008	Adjust- ments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$690		$690	$822		$822	-16%
CPFilms	185		185	236		236	-22%
Technical Specialties	774		774	1,015		1,015	-24%
Unallocated and Other	18		18	37		37	-51%
Total	$1,667		$1,667	$2,110		$2,110	-21%

EBITDA(1)
Saflex	$145	$14	$159	$94	$47	$141	13%
CPFilms	26	7	33	42	13	55	-40%
Technical Specialties	261	(14)	247	192	43	235	5%
Unallocated and Other	(96)	43	(53)	(42)	3	(39)	36%
Total	$336	$50	$386	$286	$106	$392	-2%

(1)
EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net.  Foreign currency gains/losses are included in Unallocated and Other.

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below).
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as EBITDA (defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net), Adjusted EBITDA and Adjusted Earnings Per Share (to include EBITDA and exclude certain gains and losses that affect comparability, cost overhang associated with the sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

 Reconciliation of Income (Loss) Attributable to Solutia to Adjusted EBITDA from Continuing Operations

	Successor	Successor	Successor	Predecessor	Successor	Combined
	Three Months	Three Months	Twelve Months	Two Months	Ten Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	February 29,	December 31,	December 31,
(dollars in millions)	2009	2008	2009	2008	2008	2008
Income (Loss) from Continuing Operations	$8	$(19)	$60	$1,250	$(15)	$1,235
Less: Net Income attributable to noncontrolling interest	1	-	4	-	5	5
Income (Loss) from Continuing Operations attributable to Solutia	7	(19)	56	1,250	(20)	1,230
Plus:
Income Tax Expense (Benefit)	(1)	(4)	14	214	13	227
Interest Expense	61	34	159	21	141	162
Depreciation and Amortization	29	25	107	11	89	100
Events affecting comparability, pre-tax:
Reorganization items	-	-	-	(1,433)	-	(1,433)
Other items (see below)	15	30	32	(2)	95	93
Non-cash Stock Compensation Expense	4	5	17	-	11	11
Nylon Cost Overhang	-	1	1	(1)	3	2
Adjusted EBITDA from Continuing Operations	$115	$72	$386	$60	$332	$392

Reconciliation of Income (Loss) from Continuing Operations to Income from Continuing Operations Attributable to Solutia before Events Affecting Comparability

	Successor	Successor	Successor	Predecessor	Successor	Combined
	Three Months	Three Months	Twelve Months	Two Months	Ten Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	February 29,	December 31,	December 31,
(dollars in millions)	2009	2008	2009	2008	2008	2008
Income (Loss) from Continuing Operations	$8	$(19)	$60	$1,250	$(15)	$1,235
Less: Net Income attributable to noncontrolling interest	1	-	4	-	5	5
Income (Loss) from Continuing Operations attributable to Solutia	7	(19)	56	1,250	(20)	1,230

Plus:
Events affecting comparability, pre-tax:
Reorganization items	-	-	-	(1,433)	-	(1,433)
Interest expense items	30	-	38	-	1	1
Other items (see below)	15	30	32	(2)	95	93
Events affecting comparability, income tax impact	-	(2)	(3)	202	(17)	185
Income from Continuing Operations attributable to Solutia before events affecting comparability	$52	$9	$123	$17	$59	$76

Summary of Events Affecting Comparability

In 2009, (Gains) and Charges affecting comparability are as follow:

Three	Three	Three	Three	Twelve
Months	Months	Months	Months	Months
Ended	Ended	Ended	Ended	Ended
March 31,	June 30,	Sept 30,	Dec 31,	Dec 31,
2009	2009	2009	2009	2009	(dollars in millions)
$(23)	$-	$-	$-	$(23)	Gain related to the reduction in the 2008 annual incentive plan
17	5	4	9	35	Severance and retraining costs related to the general corporate restructuring
4	1	-	-	5	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
1	(4)	-	1	(2)	Net charges (gains) related to the closure of the Ruabon, Wales Facility
-	-	6	5	11	Net pension plan settlements
-	-	6	-	6	Loss related to the sale of the North America Plastic Products business
-	-	-	(3)	(3)	Gain related to the Thiurams Sale
-	-	-	3	3	Net charges on CPFilms European consolidation
$(1)	$2	$16	$15	$32	EBITDA impact
-	8	-	-	8	Interest expense charges related to the repayment of the German term loan to write-off unamortized debt issuance costs and debt discount
-	-	-	30	30	Interest expense charges related to the $300 million pay down on the Term Loan to write-off unamortized debt issuance costs and payment of a prepayment penalty
$(1)	$10	$16	$45	$70	Pre-tax income statement impact
-	(2)	(1)	-	(3)	Income tax impact
$(1)	$8	$15	$45	$67	After-tax income statement impact

Adjusted Earning Per Share – Reconciliation of Non-US GAAP Measure

Three	Twelve
Months	Months
Ended	Ended
Dec 31,	Dec 31,
2008	2008	(dollars in millions)
$-	$67	Charge resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting
13	20	Charges related to the closure of the Ruabon, Wales Facility net of related gain for termination of a natural gas purchase contract
10	10	Impairment and charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
3	3	Impairment of fixed assets in the Rubber Chemicals business
3	3	Write-down of indefinite-lived intangible assets
-	(3)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers
4	6	Restructuring costs related principally to severance and retraining costs
-	(6)	Gain resulting from surplus land sales
(3)	(7)	Gain resulting from settlement of emergence related incentive and professional fees accruals
$30	$93	EBITDA impact
-	1	Unamortized debt issuance costs associated with the repayment of the Bridge
-	(1,433)	Reorganization items, net
$30	$(1,339)	Pre-tax income statement impact
(2)	185	Income tax impact
$28	$(1,154)	After-tax income statement impact

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure

	Three Months	Three Months	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
(in $ millions, except per share data)	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Income (Loss) from continuing operations before tax	$(11)	$35	$43	$7	$74
Less: Net Income attributable to noncontrolling interest	-	1	2	1	4
Income (Loss) from continuing operations before tax attributable to Solutia	(11)	34	41	6	70
Non-GAAP Adjustments before tax(1)	(1)	10	16	45	70
Adjusted earnings from continuing operations before tax	(12)	44	57	51	140
Income tax (expense) benefit on adjusted earnings	7	(12)	(13)	1	(17)
Adjusted earnings for adjusted EPS	$(5)	$32	$44	$52	$123

Diluted Shares (millions)
Weighted average shares outstanding	93.27	95.46	118.42	118.44	106.47
Assumed conversion of Restricted Stock	0.00	0.14	0.15	1.11	0.20
Total Diluted Shares	93.27	95.60	118.57	119.55	106.67
Adjusted EPS	(0.05)	0.33	0.37	0.43	1.15

(1) See table of Summary of Events Affecting Comparability

Notes to Editor:  Saflex and CPFilms are registered trademarks of Solutia Inc. and/or its subsidiaries.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Discontinued Operations

Solutia announced on June 1, 2009, that it sold its Integrated Nylon business to an affiliate of SK Capital Partners II, L.P. Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,100 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
01/27/10